U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                FORM 5

           ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and address of Reporting Person

George R. Pocock
Box 3D
Moon, VA 23219

2.  Issuer Name and Ticker or Trading Symbol

Williams Industries, Inc.  (WMSI)

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)


4.  Statement for Month/Year

     July/2002

5.  If Amendment, Date of Original (Month/Year)

     n/a

6.  Relationship of Reporting Person to Issuer

     Director
 X   Officer - Title - Vice President
     10% Owner
     Other

7.  Individual or Joint/Group Filing (Check Applicable Line)

 X    Form filed by One Reporting Person

      Form filed by More than One Reporting Person

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1.  Title of Security

Williams Industries, Inc.  Common Stock


2.  Transaction Date (Month/Year)

    6/282001

3.  Transaction Code

    Code
     S

4.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price
      275          D         $4

5.  Amount of Securities Beneficially Owned
    at End of the Issuer's Fiscal Year

     300

6.  Ownership Form: Direct (D) or Indirect (I)

    D


7.  Nature of Indirect Beneficial Ownership

    n/a


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Table II
Derivative Securities Acquired, Disposed of, or Benefically Owned

1.  Title of Derivative Security

    Options to Buy


2.  Conversion or Exercise Price of Derivative Security

    A. $3.875
    B. $3.34
    C. $2.78
    D. $5.10

3.  Transaction Date (Month/Year)

    A. Option granted - 1/22/99
    B. Option granted - 1/21/00
    C. Option granted - 1/19/01
    D. Option granted - 6/14/02

4.  Transaction Code

    Code
    A

5.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

      1            A         option granted at market price

6.  Date Exercisable and Expiration Date (Month/Date/Year)

    A. 1/22/00 and 1/21/04
    B. 1/21/01 and 1/20/05
    C. 1/19/02 and 1/18/06
    D. 6/14/02 and 6/13/07


7.  Title and Amount of Underlying Securities

    Title - Williams Industries, Inc. Common Stock

    Amount or Number of Shares

    A. 2,500
    B. 1,000
    C. 1,000
    D. 1,000

8.  Price of Derivative Security

    n/a (granted under incentive compensation plan)

9.  Number of Derivative Securities Beneficially Owned at
    End of Year

    4 options as described herein

10. Ownership Form of Derivative Security: Direct (D) or
    Indirect (I)

    (D)

11. Nature of Indirect Beneficial Ownership

    n/a



Signature of Reporting Person

/s/ - George R. Pocock      Date: September 13, 2002
      George R. Pocock